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                                                                  Exhibit 10.7

                              AMENDMENT TO AGREEMENTS

               THIS AMENDMENT TO AGREEMENTS (this "Amendment") is made and entered into as of this 14th day of August, 1998 by and among Patriot American Hospitality, Inc. (the "REIT"), Wyndham International, Inc. (the "OPCO") (the REIT and the OPCO, each a "Company" and collectively, the "Companies"), and NationsBanc Mortgage Capital Corporation (the "Purchaser").

                                     RECITALS:

               A . As of February 26, 1998 the Companies and NMS Services, Inc., a subsidiary of NationsBank Corporation (the "Original Purchaser"), through its agent NationsBanc Montgomery Securities LLC, entered into (i) a Purchase Agreement (the "Purchase Agreement") pursuant to which, among other things, the Companies sold to Original Purchaser 4,900,000 paired shares of stock (referred to herein and in the Purchase Agreement as the "Purchase Shares") of the companies on February 27, 1998, and (ii) a Purchase Price Adjustment Mechanism, including an ISDA Master Agreement and the Schedules thereto (the "Purchase Price Adjustment Mechanism") which provides for, among other things, adjustments to the purchase price paid for the Purchase Shares as more particularly described therein. Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings given such terms in the Purchase Price Adjustment Mechanism, or, if not defined in the Purchase Price Adjustment Mechanism, in the Purchase Agreement.

               B. As of July 31, 1998 Original Purchaser and the Purchaser entered into a certain Transfer and Assignment Agreement pursuant to the terms of which, among other things, Original Purchaser transferred and assigned to the Purchaser all of the Purchase Shares and all of Original Purchaser's rights and obligations under the Purchase Agreement and the Purchase Price Adjustment Mechanism and Purchaser assumed all of such rights and obligations.

               C. The Companies have requested that the Purchaser amend the Purchase Price Adjustment Mechanism in certain respects and the Purchaser has agreed to do so on the terms and subject to the conditions set forth in this Amendment.

               NOW THEREFORE, in consideration of the premises, the sum of

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Ten Dollars ($10.00) in hand paid by the Companies and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and confessed by the Purchaser, the Companies and the Purchaser do hereby agree as follows:

               1.   Rights to Unwind.   In consideration of the agreements
made by the Companies in this Amendment, the Purchaser hereby agrees that it will not require a settlement pursuant to Section III of the Purchase Price Adjustment Mechanism as a consequence of any Mandatory Unwind Event described in paragraph (i) or subparagraph (ii)(4) of the provisions entitled "Mandatory Unwind Event" of Section VI of the Purchase Price Adjustment Agreement (any Mandatory Unwind Events described in such paragraph (i) and subparagraph (ii)(4) are collectively referred to herein as "Price Decline Unwind Event") that occurs on or before October 15, 1998. Any Price Decline Unwind Event that occurs on or after the October 15, 1998 shall be governed by the Purchase Price Adjustment Mechanism, as amended by this Amendment.
The agreements in this Section 1 do not apply to any Mandatory Unwind Event other than a Price Decline Unwind Event.

               2.  Additional Mandatory Unwind Event.   In addition to the
events described in subparagraphs (1), (2), and (3) of paragraph (ii) of the provisions entitled "Mandatory Unwind Event" in Section VI of the Purchase Price Adjustment Mechanism, the following event occurring after the date of this Amendment shall also constitute a Mandatory Unwind Event under the Purchase Price Adjustment Mechanism:

              (5) The sale, lease, conveyance or transfer of any one or more the hotels listed on Exhibit A attached hereto and made a part hereof for all purposes (the "Listed Hotels") or the granting of a deed of trust, mortgage or other similar encumbrance securing any indebtedness covering any of the Listed Hotels, except (i) in connection with the consummation of a transaction in which the net proceeds of such transaction are being applied in whole or in part to effect a complete and final Physical Settlement in accordance with Section III.B of the Purchase Price Adjustment Mechanism, or (ii) a transaction between or among the Companies and their affiliates that does not have a material adverse effect on the assets of the Companies determined on a consolidated basis.

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The foregoing additional Mandatory Unwind Event is not a Price Decline Unwind
Event.

               3.  Agreement to File Registration Statements.   In
consideration for the Purchaser's agreement to enter into this Amendment, the Companies hereby covenant and agree to (i) immediately commence the preparation of Registration Statements (as defined in the Purchase Agreement) that meet the requirements of Section 7 of the Purchase Agreement and Section III.A.4 of the Purchase Price Adjustment Mechanism (except that, if required by the Securities and Exchange Commission (the "SEC") such Registration Statements shall register the sale of Shares by the Companies through the Purchaser or its affiliates, as agent, rather than the resale of Shares by the Purchaser or its affiliates) and to complete such preparation and thereafter file such Registration Statements with the SEC and take all other action that is necessary or prudent to assure that the Purchaser (or any affiliate of the Purchaser designated by the Purchaser) will be able to sell all of the Shares in its possession without further registration under the Securities Act of 1933 at any time on or after the October 15, 1998 (any such registration is referred to as a "Valid Registration"), (ii) fully comply with all of their respective obligations under the Purchase Agreement and the Purchase Price Adjustment Mechanism in respect of the Registration Statements so as to permit Purchaser (or its designated affiliate) to sell the Shares any time after the October 15, 1998, and (iii) waive all requirements in the Purchase Agreement and the Purchase Price Adjustment Mechanism that the Purchaser make a written request or demand as a condition to the Companies' obligation to prepare or file a registration statement regarding the Shares and agreements that the Companies are entitled to 60 days (or any other time period) advance notice before the Companies are required to prepare or file a registration statement regarding the Shares.

               4. Pending Transactions. The Companies have advised the Purchaser that the Companies and a third party (the "Third Party") are currently engaged in negotiations regarding certain transactions related to the Listed Hotels (such transactions are referred to herein collectively as the "Pending Transactions"), pursuant to which the Third Party would provide certain financing to the Companies secured by mortgages encumbering the Listed Hotels and the Companies would subsequently transfer ownership of the Listed Hotels to a business association between the Third Party and


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the Companies or entities affiliated with the Companies. The Companies hereby covenant and agree that contemporaneously with the consummation of any aspect of the Pending Transactions in which the Companies or either of them receives cash (in connection with any financing, transfer or otherwise), settlement of the Transaction shall occur and that the Companies shall apply proceeds from the Pending Transactions (after the payment of normal and customary closing costs and any indebtedness encumbering the Listed Hotels on the date hereof) to the extent necessary to accomplish a full and final Physical Settlement of the Transaction. The Companies shall use commercially reasonable efforts to consummate the Pending Transactions on or before October 15, 1998.

               5. Pledge of Additional Shares. A. Contemporaneously with the execution and delivery of this Amendment, the Companies hereby irrevocably and unconditionally pledge, grant, assign, hypothecate and transfer to the Purchaser, a first and prior pledge and security interest in 2,375,000 Paired Shares and all proceeds thereof, and any increase and profits received therefrom and, to the extent provided Section 5D below, Dividends (as defined below), and all security entitlements in respect of the foregoing (such Paired Shares are in addition to the Purchase Shares and are hereinafter referred to as the "Collateral Shares"). This Section 5 creates a security interest in the Collateral Shares to secure the payment and performance of any and all obligations now or hereafter existing of the Companies under the Purchase Agreement, the Purchase Price Adjustment Mechanism and this Amendment (collectively, the "Obligations"). Upon the occurrence of a Default (as defined below), in addition to any and all other rights and remedies which the Purchaser may then have hereunder, under applicable laws or otherwise, the Purchaser at its option may, subject to any limitation or restriction imposed by any applicable laws, (i) foreclose or otherwise enforce its security interest in all or any part of the Collateral Shares by any available judicial procedure; (ii) sell or otherwise dispose of, at the office of the Purchaser, all or any part of the Collateral Shares, and any such sale or other disposition shall be in accordance with applicable laws, and may be as a unit or in parcels, by public or private proceedings, and by way of one or more contracts (it being agreed that the sale of any part of the Collateral Shares shall not exhaust the Purchaser's power of sale, but sales may be made from time to time until all of the Collateral Shares have been sold or until the Obligations have been performed and paid in full), and at

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any such sale it shall not be necessary to exhibit the Collateral Shares;
(iii) at its discretion, retain the Collateral Shares in satisfaction of the Obligations whenever the circumstances are such that the Purchaser is entitled to do so under applicable laws; (iv) apply by appropriate judicial proceedings for appointment of a receiver for the Collateral Shares, or any part thereof, and the Companies hereby consent to any appointment; (v) buy the Collateral Shares at any public sale; and (vi) buy the Collateral Shares at any private sale, subject to any restrictions imposed by applicable laws. The Companies agree that, if notice is required to be given by applicable laws, two days' advance written notice shall constitute reasonable notice. The Purchaser shall apply the proceeds of any collection, sale, disposition or other realization upon any Collateral Shares as follows:

               First, to the payment of the reasonable costs and expenses of such collection, sale, disposition, or other realization, including reasonable out-of-pocket costs and expenses of the Purchaser and the reasonable fees and expenses of its agents and counsel;

               Next, to the payment of the Obligations; and

               Finally, to the payment to the Companies, or their respective successors or assigns, or as a court of competent jurisdiction may direct, of any surplus then remaining.

If the proceeds of collection, sale, disposition, or other realization are insufficient to cover the costs and expenses of such realization and the payment in full of the Obligations, the Companies shall remain liable for any deficiency.

               B. The Companies recognize that if a Default occurs prior to a Valid Registration becoming effective, the Purchaser may be unable to effect a public sale of any or all of the Collateral Shares by reason of certain prohibitions contained in the Securities Act of 1933, as amended (the "Securities Act") and applicable state securities laws, and may be compelled to resort to one or more private sales thereof. The Companies acknowledge and agree that the Purchaser shall have the right to sell the Collateral Shares at a private sale and any such private sale may result in prices and other terms less favorable to the seller than if such sale were a public sale. The Purchaser shall be under no obligation to delay a sale of any of the Collateral Shares until a

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Valid Registration is in effect.  The Companies hereby agree (i) that in the event the Purchaser shall, upon any Default, sell the Collateral Shares or any portion thereof, at a private sale or sales, the Purchaser shall have the right to rely upon the advice and opinion of a member of a nationally recognized investment banking firm acceptable to the Purchaser (which may be NationsBanc Montgomery Securities LLC, an affiliate of the Purchaser), as to the best price reasonably obtainable upon such a private sale thereof, and
(ii) in the absence of fraud, wilful misconduct and gross negligence, that such reliance shall be conclusive evidence that the Purchaser handled such matter in a commercially reasonable manner under the Uniform Commercial Code.

               C. Notwithstanding the provisions of Section IV of the Purchase Price Adjustment Mechanism entitled "Interim Net Stock Settlement", there shall be no requirement to deliver Paired Shares or Treasury Notes on the Interim Settlement Date scheduled to occur on August 26, 1998.

               D. All dividends and other distributions in respect of the Collateral Shares (collectively, "Dividends") that become payable during a Compliance Period (as defined below) shall belong to the Companies, and all dividends and other distributions in respect of the Collateral Shares that become payable during any period other than a Compliance Period shall be delivered to the Purchaser and held as security for the Obligations. The term "Compliance Period" means any period of time after the date hereof when
(i) no Default has occurred and is continuing, and (ii) the Daily Average Price on the Relevant Exchange of all of the Purchase Shares and all of the Collateral Shares is equal to or greater than 125% of the amount that would be payable to the Purchaser on the relevant date if a final and complete Physical Settlement was occurring on such date.

               E. The Companies shall not be obligated to pay a placement fee to the Purchaser or an affiliate of the Purchaser with respect to the Collateral Shares.


               6. Amendment of Maturity Date. The Maturity Date is hereby amended to be the date that is the first to occur of (i) the date of the consummation of the Pending Transactions, or (ii) five days after the date the Purchaser gives written notice to the Companies that a Default (as defined below) has occurred, or (iii) February

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26, 1999.

               7. Final Settlement. The Companies shall have the right to elect any settlement method permitted by Section III.B., III.C. or III.D. of the Purchase Price Adjustment Mechanism with respect to the final settlement to occur on the Maturity Date; provided, however, the Companies' right to elect Stock Settlement (III.C. of the Purchase Price Adjustment Mechanism) or Net Stock Settlement (III.D. of the Purchase Price Adjustment Mechanism) or to deliver Paired Shares in satisfaction of their obligations under III.E.6. of the Purchase Price Adjustment Mechanism) is conditioned upon the satisfaction of the following conditions precedent on the Maturity Date:

               (i) No Default shall have occurred and be continuing;

               (ii) The Daily Average Price on the Relevant Exchange of the Paired Shares shall be equal to or greater than the highest Mandatory Unwind Threshold;

               (iii) A Valid Registration shall be in effect; and

               (iv) All other requirements set forth in Section III.A.4. of the Purchase Price Adjustment Mechanism and Section 7 of the Purchase Agreement shall have been complied with and satisfied.

If the foregoing conditions precedent have not been satisfied or waived in writing by Purchaser on the Maturity Date, the Companies will be deemed to have elected Physical Settlement (and the conditions precedent to a Physical Settlement described in Section VI of the Purchase Price Adjustment Mechanism is hereby waived as to such Physical Settlement). In the event the foregoing conditions precedent have been satisfied and the Companies elect a Stock Settlement or a Net Stock Settlement, the Companies may include some or all of the Collateral Shares in the number of Paired Shares or Net Stock Settlement Shares, as the case may be, the Companies are obligated to deliver to the Purchaser to effect such settlement. Upon a final settlement that is accomplished through any of the settlement methods described in Section III.B., III.C. and III.D. of the Purchase Price Adjustment Mechanism, the Purchaser shall return to the Companies any of the Collateral Shares that are not delivered to the Purchaser to accomplish the

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settlement in accordance with the applicable settlement method.

            8. Default. The following events shall constitute a "Default" by the Companies:

               (i) The Companies shall fail to timely complete and file and cause to be effective with the SEC a Valid Registration on or before the October 15, 1998;

               (ii) The Companies shall fail to settle the Transaction on the Maturity Date in accordance with the Purchase Price Adjustment Mechanism, as modified by this Amendment; or

               (iii) The occurrence of any event described in clauses
    (1)(defaults involving the Companies's Specified Indebtedness),
    (2)(acceleration of Specified Indebtedness) or (3)(Bankruptcy or Insolvency) of the provisions entitled "Mandatory Unwind Event" of subparagraph (ii) of Section VI of the Purchase Price Adjustment Mechanism; or

               (iv) The occurrence of the Mandatory Unwind Event described in
    Section 2 above; or

               (v) The Third Party declares that the Companies are in default of their obligations to the Third Party in respect of the Pending Transactions and such default is not cured within any applicable notice, grace or cure periods, if any.

           9. Rights of Purchaser Upon Default. If a Default occurs, the Purchaser shall have the right to pursue all remedies at law and in equity, including specifically, the right to immediately sell all of the Purchase Shares in its possession and/or to foreclose the security interest granted in
Section 5 in respect of the Collateral Shares. Without limiting the generality of the foregoing, if on the date of a Default (a) there is not in effect a Valid Registration, or (b) the Companies are not in full compliance with their respective obligations and covenants in Section 7 of the Purchase Agreement, then, in such event, the Purchaser may sell the Shares in one or more negotiated private sales to the extent and in the manner permitted by applicable state and federal securities laws. In the event a Default occurs, the Companies hereby waive any requirement (and any related covenant) in the Purchase Agreement or the Purchase Price Adjustment

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Mechanism that (i) the Purchaser make a  request or demand for the Companies to prepare, file or make effective a registration statement in respect of the Shares, (ii) entitles the Companies to any period of time after such written request or demand to make effective a resale registration statement, or (iii) requires the Purchaser to defer selling the Shares until a Registration Statement has been prepared and filed in accordance with the Securities Act of 1933; provided, however, the foregoing waivers are for the benefit of the Purchaser and such waiver shall not excuse the Companies from the obligation to perform each covenant and agreement of the Companies under the Purchase Agreement, the Purchase Price Adjustment Mechanism and this Amendment unless the Purchaser agrees otherwise in writing. If a Default occurs, the Companies shall immediately pay to the Purchaser the difference between the amount the Purchaser would have been paid upon a Physical Settlement on the Maturity Date if the Companies had fully performed their obligations relating to such Physical Settlement pursuant to the Purchase Price Adjustment Mechanism, as amended by this Amendment (the "Full Settlement Amount"), and the amount the Purchaser actually received from the sale of the Shares; provided, however, if the Purchaser is unable to sell the Shares because of any act or omission of the Companies (including without limitation, any injunction, automatic stay or other legal impediment) or because the Purchaser was unable locate a buyer for the Shares after meeting the requirements of applicable laws regarding a private sale, and the Companies shall pay to the Purchaser the Full Settlement Amount within five days after written demand by the Purchaser. If and to the extent the Purchaser is paid in full for all amounts owed to the Purchaser by the Companies under the Purchase Agreement, the Purchase Price Adjustment Mechanism and this Amendment, the Purchaser agrees to release the security interests in any of the Collateral Shares that have not been foreclosed and to deliver to the Companies any Purchase Shares not previously sold and any Dividends delivered to the Purchaser and not applied against the Obligations.
 If no Valid Registration is in effect on the date the Purchaser is permitted to sell the Shares the Purchaser shall have no liability to the Companies with respect to the amount realized by the Purchaser as a consequence of selling the Shares at one or more private sales or any diminution in the value of the Shares as a consequence of such private sales.

               10. Reaffirmation of Representations; Indemnifications. The Companies hereby confirm and reaffirm to the Purchaser all the

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representations and warranties made by the Companies, or either of them, under or pursuant to the Purchase Agreement and the Purchase Price Adjustment Mechanism are true and correct on the date hereof. The indemnification obligations of the Companies under Section 7(e)(i) of the Purchase Agreement is intended to include and apply to any registration statement and related documents that are described in this Amendment.

               11. Further Assurances. The Companies acknowledge that the Purchaser (i) is entering into this Amendment without the opportunity to conduct any independent investigation or due diligence with respect to the Hotels and (ii) to minimize the cost to the Companies associated with the Purchaser's agreement to take such additional collateral, is relying on the truth and accuracy of the representations and warranties of the Companies to the Purchaser regarding the Hotels. In addition, the Companies will, on request of the Purchaser, (a) execute, acknowledge, deliver, procure and record and/or file such further instruments (including, without limitation, further deeds of trust, security agreements, financing statements, and continuation statements) and do such further acts as, in Purchaser's opinion, are necessary to carry out more effectively the purposes of this Amendment;
(b) execute, acknowledge, deliver, procure and file and/or record any document or instrument (including specifically any financing statement) deemed advisable by the Purchaser to protect the the security interest herein granted against the rights or interests of third persons; (c) provide such information, reports, surveys, title commitments, market studies, franchise agreements, books, ledgers and instruments and any other information relating to the use, operation or value of the Listed Hotels, permit the Purchaser and its agents and consultants to conduct such inspections and investigations as the Purchaser deems necessary or appropriate, and do such further acts as may be necessary, desirable or proper in the reasonable determination of the Purchaser to enable the Purchaser to carry out normal and customary due diligence regarding the Listed Hotels; (d) keep the Purchaser fully apprised on a regular basis as to the status of the Pending Transactions and provide to the Purchaser copies of the purchase and sale agreement and, if applicable, those other documents which contain the essential terms of the Pending Transactions; and (e) the Purchaser may notify the Third Party of the covenants and agreements of the Companies relating to the Pending Transactions contained in this Amendment.

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                12.  Inducement.  The Companies acknowledge that the
covenants and undertakings of the Companies in this Amendment are material inducements to the Purchaser's agreement to enter into this Amendment and that but for such covenants and undertakings, the Purchaser would not enter into this Amendment.

               13. Counterparts. This Amendment has been executed in several counterparts, all of which are identical, and all of which counterparts together shall constitute one and the same instrument.

               14. Time of Essence. Time shall be of the essence in this Amendment with respect to all of the parties' obligations hereunder and under the Purchase Price Adjustment Mechanism.

               15. Amendment. This Amendment amends the Purchase Agreement and the Purchase Price Adjustment Mechanism, each of which, as amended by this Amendment, is hereby ratified and reaffirmed and declared to be in full force and effect.

               IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized representatives as of the day and year first above written.

                                    PATRIOT AMERICAN HOSPITALITY, INC.


                                    By: __________________________________

                                    Name: ________________________________

                                    Title: _______________________________


                                    WYNDHAM INTERNATIONAL, INC.


                                    By: __________________________________

                                    Name: ________________________________

                                    Title: _______________________________


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                                    NATIONSBANC MORTGAGE CAPITAL CORPORATION


                                    By: __________________________________

                                    Name: ________________________________

                                    Title: _________________________________

                                    DOCSC\660174.1